Exhibit 99.1
The following unaudited pro forma consolidated balance sheet as of and for the fiscal year ended December 31, 2007 and the unaudited pro forma consolidated statements of income as of and for the year fiscal year ended December 31, 2007 are based on the historical financial statements of the Hampshire Group, Limited (the “Company”), after giving effect to the sale by the Company and Shane Hunter, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Shane Hunter”) of certain assets, including inventory, trademarks and other assets, and liabilities of Shane Hunter to Shane Hunter, LLC, a California limited liability company (the “Asset Sale”).
The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that the Company believes are reasonable under the circumstances. The pro forma financial information should be read in conjunction with and are qualified by reference to, the Audited Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2007, including the notes thereto, included in the Company’s Form 10-K for the year ended December 31, 2007.
The unaudited pro forma consolidated balance sheet and pro forma consolidated statements of income are necessarily based upon allocations, assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the Asset Sale on the historical financial statements of the Company. The unaudited pro forma condensed financial statements are presented for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Asset Sale been completed during the period or as of the dates for which the pro forma statements are presented. In addition, the unaudited pro forma condensed financial statements do not purport to project the financial condition or results of operations and cash flows for any future date or period and should not be used as a basis for forecasting the future operations of the Company.
The pro forma adjustments related to the unaudited pro forma consolidated financial statements assume that the Asset Sale had been consummated as of December 31, 2006 and treated as discontinued operations at that point in time.

Hampshire Group, Limited
Unaudited Pro Forma Consolidated Statement of Income
For the year ended December 31, 2007

	Historical	Pro Forma
(In thousands except for per share data)	December 31, 2007	Adjustments		Pro Forma
Net sales	$310,793	$(53,747	)(a)	$257,046
Cost of goods sold	236,767	(43,769	)(a)	192,998

Gross profit	74,026	(9,978	)(a)	64,048

Selling, general, and administrative expenses	68,613	(10,628	)(a)	57,985
Investigation, restatement, and related expenses	5,291	—		5,291

Income from operations	122	650	(a)	772

Other income (expense):
Interest income	1,698	—		1,698
Interest expense	(386)	—		(386)
Other, net	(20)	(4	)(a)	(24)

Income (loss) from continuing operations before income taxes and extraordinary item	1,414	646	(a)	2,060
Income tax benefit	(992)	305	(a)	(687)

Income from continuing operations	$2,406	$341	(a)	$2,747

Basic earnings per share
Income from continuing operations	$0.31	$0.04	(a)	$0.35

Diluted earnings per share
Income from continuing operations	$0.31	$0.04	(a)	$0.35

Hampshire Group, Limited
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2007

	Historical	Pro forma
	December 31,			Total
(In thousands)	2007	Adjustments		Designers
Current Assets
Cash and cash equivalents	$48,431	$4,442	(e)	$52,873
Accounts receivable, net	39,652	(13,117	)(d)	26,535
Other receivables	7,617	(233	)(d)	7,384
Inventory, net	22,107	(4,645	)(c)	17,462
Deferred tax assets	9,485	—		9,485
Other current assets	2,395	(251	)(c)	2,144
Assets of discontinued operations	592	13,395	(d)	13,987

Total current assets	130,279	(409)		129,870

Fixed assets, net	8,315	(255	)(c)	8,060
Goodwill	8,162	—		8,162
Intangible assets, net	1,303	(1,270	)(c)	33
Deferred tax assets	4,231	—		4,231
Other assets	4,178	(45	)(d)	4,133

Total Assets	$156,468	$(1,979)		$154,489

Current Liabilities
Current portion of long-term debt	$41	$—		$41
Accounts payable	17,429	(2,363	)(d)	15,066
Accrued expenses and other liabilities	15,327	(327	)(c)	15,000
Liabilities of Discontinued Operations	3,541	2,744	(d)	6,285

Total current liabilities	36,338	54		36,392

Long-term debt less current portion	33	—		33
Noncurrent income tax liabilities	6,852	—		6,852
Deferred rent	5,234	—		5,234
Other long-term liabilities	1,467	(54	)(d)	1,413

Total liabilities	49,924	—		49,924

Stockholders’ Equity
Preferred stock	—	—		—
Common stock	824	—		824
Additional paid-in capital	35,977	—		35,977
Retained earnings	78,189	(1,979	)(b)	76,210
Treasury stock	(8,446)	—		(8,446)

Total Stockholders’ Equity	106,544	(1,979)		104,565

Total liabilities and stockholders’ equity	$156,468	$(1,979)		$154,489

Notes

(a)	Reflects adjustments to continuing operations to remove Shane Hunter’s 2007 operating results.

(b)	Reflects the loss on the disposition of Shane Hunter, net of the estimated income tax benefit.

(c)	Reflects adjustments in assets/liabilities sold to or assumed by purchaser related to the disposition of Shane Hunter and adjustments related to certain asset and liability balances at December 31, 2007 versus the actual date of sale of April 15, 2008.

(d)	Reflects the reclassification of Shane Hunter assets/liabilities retained by Hampshire Group, Ltd. after the sale of Shane Hunter.

(e)	Reflects cash on an “as if” basis on December 31, 2007. Cash was adjusted on December 31, 2007 to reflect the following transactions: (1) proceeds received in connection with the sale; (2) disbursement of the estimated transaction costs; (3) receipt of the estimated income tax benefit of the transaction; and (4) asset and liability balances sold/assumed were at valued at December 31, 2007 versus the actual date of sale of April 15, 2008. Actual cash received on April 15, 2008 was different due to changes in asset balances and other activity.